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For Immediate Release

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this release.

Bell announces offering of MTN Debentures

MONTRÉAL, September 24, 2014 — Bell Canada (Bell) today announced the public offering of Cdn $1.25 billion of MTN Debentures in two series pursuant to its medium term notes (MTN) program.

The $750 million 3.15% MTN Debentures, Series M-30, will be dated September 29, 2014, will mature on September 29, 2021, and will be issued at a price of Cdn $99.602 per $100 principal amount. The $500 million 4.75% MTN Debentures, Series M-31, will be dated September 29, 2014, will mature on September 29, 2044 and will be issued at a price of Cdn $99.099 per $100 principal amount. The MTN Debentures will be fully and unconditionally guaranteed by BCE Inc.

Approximately $1 billion of the net proceeds from the offering is intended to be used to fund payment of the 25% cash consideration associated with BCE’s privatization of Bell Aliant Inc., and the balance for general corporate purposes.

The MTN Debentures are being publicly offered in all provinces of Canada through a syndicate of agents. Closing of the offering of the MTN Debentures is expected to occur on September 29, 2014.

There shall be no offer, solicitation or sale of securities of Bell in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The MTN Debentures have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States. This press release shall not constitute an offer to sell securities in the United States.

The MTN Debentures are being issued pursuant to a Short Form Base Shelf Prospectus dated May 17, 2013 and a Prospectus Supplement dated June 12, 2013. Bell will file a pricing supplement relating to this issue with the securities regulatory authorities in all provinces of Canada.

Caution Concerning Forward-Looking Statements
Certain statements made in this news release are forward-looking statements. These statements include, without limitation, statements relating to the expected timing and completion of the proposed sale of MTN Debentures, the intended use of the net proceeds of such sale and other statements that are not historical facts. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed offering referred to above. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the above-mentioned proposed sale of the MTN Debentures is subject to customary closing terms and other risks and uncertainties. Accordingly, there can be no assurance that the proposed sale of the MTN Debentures will occur, or that it will occur at the expected time indicated in this news release.

About Bell
Bell Canada provides consumers and business customers across the country with advanced communications services including Bell Fibe TV and Bell Satellite TV, Fibe Internet, 4G LTE wireless, home phone and business communications solutions. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media. Bell is wholly owned by Montréal’s BCE Inc. (TSX, NYSE: BCE). For more information, please visit Bell.ca.

The Bell Let’s Talk mental health initiative is a national charitable program that promotes Canadian mental health across Canada with the Bell Let’s Talk anti-stigma campaign and significant funding for community care, research and workplace best practices. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Jean Charles Robillard
Bell Communications
(514) 870-4739
jean—charles.robillard@bell.ca

Investor inquiries:

Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca